FOR IMMEDIATE RELEASE:

China Sun Group Reports Continued Growth in Q3 FY2009
--Revenues Up 24% to $8.8 Million; Gross Profit Increases 26% to $3.2 Million--

LIAONING PROVINCE. CHINA: April 14, 2009: China Sun Group High-Tech Co. (OTCBB: CSGH, "China Sun Group"), which through its wholly-owned subsidiary Dalian Xinyang High-Tech Development Co. Ltd ("DLX") has the second largest cobalt series production capacity in the People's Republic of China ("PRC"), today announced its financial results for the third fiscal quarter ended February 28, 2009. Full details are available on Form 10Q filed with the SEC at http://www.sec.gov.

For the three months ended February 28, 2009, net revenue increased 24% to $8.8 million compared to $7.1 million for the three months ended February 28, 2008. The increase in net revenue was primarily attributable to increased customer demand for DLX products. Gross profit was $3.2 million in the third fiscal quarter of 2009, an increase of 26% compared to $2.6 million reported in the third fiscal quarter of 2008. The increase in gross profit was primarily due to revenue generated by increased production and sales. Net income was $2.0 million, or $0.04 earnings per share, in the third fiscal quarter of 2009 compared to $3.5 million, or $0.05 earnings per diluted share, in the third fiscal quarter of 2008. The decrease in net income was primarily attributable to the one-off reversal of allowance for doubtful accounts and an increase in general and administrative expenses during the three months ended February 28, 2009.

For the nine months ended February 28, 2009, net revenue increased 69% to $27.4 million, compared to $16.2 million reported in the comparable period of 2008. Gross profit for the nine months ended February 28, 2009 was $10.2 million, an increase of 80% from $5.7 million reported in the same period in 2008. Net income for the nine months ended February 28, 2009 was $6.2 million, or $0.12 per diluted share, an increase of 49% compared to $4.2 million, or $0.08 per share, for the same period in 2008. Basic and diluted common shares outstanding used in per share calculations totaled 53,422,971.

“China Sun Group is pleased with DLX's performance in the third fiscal quarter. Despite downward pricing pressure in the global manufacturing industry, DLX successfully captured new sales, expanded gross profit margins and increased profitability during the first nine months of fiscal 2009,” said Bin Wang, Chief Executive Officer of China Sun Group. “While DLX filled new orders for its existing product lines in the third fiscal quarter of 2009, it introduced its next generation, 'green' power source, lithium iron phosphate. Lithium iron phosphate is ideally used in batteries that power eco-friendly vehicles like hybrids and electric cars.  We anticipate to commence deliveries on large-scale orders for lithium iron phosphate in the fourth quarter of fiscal 2009.”

About China Sun Group

China Sun Group High-Tech Co., ("China Sun Group") produces anode materials used in lithium ion batteries. Through its wholly-owned operating subsidiary, Dalian Xinyang High-Tech Development Co. Ltd ("DLX"), the Company primarily produces cobaltosic oxide and lithium cobalt oxide. According to the China Battery Industry Association, DLX has the second largest cobalt series production capacity in the People's Republic of China. Through its research and development division, DLX owns a proprietary series of nanometer technologies that supply state-of-the-art components for advanced lithium ion batteries. Leveraging its state-of-the-art technology, high-quality product line and scalable production capacity, the Company plans to create a fully integrated supply chain from the primary manufacturing of cobalt ore to finished products, including lithium ion batteries. For more information, visit http://www.china-sun.cn.

Safe Harbor Statement

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         Contact:

          China Sun Group
          Thomas Yang
          Assistant to the President
          Tel: 917-432-9350 (U.S.) or
          86 411 8288 9800/8289 2376 (China)
          Fax: 86 411 8289-2739
          e-mail: yang_xianfu@yahoo.com.cn